DUNE ENERGY ANNOUNCES WELDER RANCH FARM OUT AGREEMENT WITH CHESAPEAKE ENERGY

      HOUSTON, TEXAS - July 24, 2006 - Dune Energy, Inc. (AMEX: DNE) ("Dune") announced today that it has entered into a farm out agreement with Chesapeake Energy Corporation covering Dune's Welder Ranch property, located in Victoria County, Texas. This agreement does not include existing producing properties. The Welder Ranch is comprised of two leases held by Dune's wholly-owned subsidiary, Vaquero Partners LLC ("Vaquero") totaling approximately 8,000 contiguous acres. Pursuant to the agreement, Chesapeake will pay Vaquero cash remuneration of $1.8 million in exchange for 75% of Vaquero's interest in its two Welder Ranch leases. In addition, Chesapeake has committed to spud two wells by November 1, 2006, targeting the geopressured Middle Wilcox formation. Dune will be carried to casing point, and would subsequently pay for its proportional share of costs going forward. Any additional wells would be drilled by Chesapeake and Dune on a "heads up" basis.

Dr. Amiel David, President and COO, stated, "We remain optimistic that our Welder Ranch property has excellent potential for significant reserve additions, production and cash flow. Chesapeake has had significant success adjacent to the northern boundary of our property, and we hope we can duplicate that success on our Welder Ranch acreage. This farm out certainly validates our original G&G."

Alan Gaines, Chairman and CEO added, "Dune is quite pleased to have a company with the technical proficiency and expertise of Chesapeake as a partner on this potentially prolific property. Dune remains committed to the expansion of our onshore Gulf Coast and Fort Worth Basin core areas, and to continue to build shareholder value."

Dune is an aggressive and rapidly growing oil and gas exploration and production company with operations presently concentrated along the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Additional information is available at http://www.duneenergy.com.

      FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from

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these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contacts:       Alan Gaines, Chairman & CEO
                Dune Energy, Inc.
                713-888-0895

                Jack Lascar, Partner
                DRG&E
                713-529-6600